Exhibit 99.1

NEWS RELEASE

Date: July 22, 2004	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, July 22, 2004 – CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.32 for the quarter ended June 30, 2004, compared to earnings per share of $0.40 for the same quarter of the prior year. Net income for the quarter was $3.4 million compared to $4.4 million for the prior year’s June quarter. June quarter revenues were $76.3 million, up 1% from $75.9 million in the June quarter of 2003. Revenues and earnings for the quarter reflected ongoing soft conditions in the national workers’ compensation claims market.

During the quarter, workforce expenses were reduced, resulting in improved profits and cash flow. Advances in the Company’s MedCheck medical review software, and the development of document scanning and workflow management processes, have created productivity gains. Employment has been reduced by ten percent from the same quarter a year ago. These reductions are part of ongoing workforce adjustments enabled by these technology advances, and required by evolutionary changes in the workers’ compensation marketplace.

The Company has continued the launch its Enterprise Comp line of claims management tools. Enterprise Comp includes applications of CorVel’s artificial intelligence tools, which automate the processing of incoming casualty claims. This new service applies early intervention techniques to accelerate employees’ return to work. Enterprise Comp also reduces the labor in claims management and better focuses remaining claims administration resources.

CorVel’s line of medical review and network management services had revenues up 6% from the same quarter of the prior year. The Company is now expanding the scope of these services to include a larger range of medical cost containment services, opening new markets for these services. Savings results have improved, reflecting the success of the Company’s expanding use of artificial intelligence technology. In addition, implementation has begun of the newest version of the Company’s medical review software. Branded MedCheck QL, this product includes much improved processing speeds, as well as fully integrated document management capabilities.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients through its 3,150 associates and 160 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2004, and the Company’s most recent form 10-Q.

CorVel Corporation
Income Statement — Unaudited
Three months ended June 30, 2003 and 2004

	Three months ended June 30,
	2003	2004
Revenues	$75,912,000	$76,256,000
Cost of revenues	62,304,000	63,347,000

Gross profit	13,608,000	12,909,000
General and administrative expenses	6,580,000	7,363,000

Income before income taxes	7,028,000	5,546,000
Income tax provision	2,671,000	2,135,000

Net Income	$4,357,000	$3,411,000

Net income per share
Basic	$.41	$.32

Diluted	$.40	$.32

Weighted average shares outstanding
Basic	10,625,000	10,582,000
Diluted	10,894,000	10,704,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2004 (audited) and June 30, 2004 (unaudited)

	March 31, 2004	June 30, 2004
Assets
Cash and cash equivalents	$8,641,000	$12,337,000
Accounts receivable, net	45,538,000	44,467,000
Prepaid taxes and expenses	5,363,000	2,833,000
Deferred income taxes	4,316,000	3,742,000
Property and equipment, net	29,387,000	30,020,000
Goodwill and other assets	13,066,000	13,068,000

TOTAL ASSETS	$106,311,000	$106,467,000

Liabilities and Stockholders’ Equity
Accounts payable	$10,765,000	$10,406,000
Accrued liabilities	11,847,000	10,434,000
Deferred income taxes	6,077,000	6,193,000
Common stock and paid-in-capital	54,010,000	54,366,000
Treasury stock	(96,281,000)	(98,236,000)
Retained earnings	119,893,000	123,304,000

TOTAL LIABILITIES AND EQUITY	$106,311,000	$106,467,000